Year Ended December 31, 2003

John Hancock Investment Trust

John Hancock Large Cap Equity Fund
Series -  1
NAV per share - Class C         $13.98
NAV per share - Class I         $14.87

John Hancock Balanced Fund
Series -  2
NAV per share - Class C         $11.15
NAV per share - Class I         $11.15

Dividends from net investment income
Per share - Class C               0.12
Per share - Class I               0.25

John Hancock Sovereign Investors Fund
Series -  3
NAV per share - Class C         $18.73
NAV per share - Class I         $18.74
NAV per share - Class R         $18.75

Dividends from net investment income
Per share - Class C               0.03
Per share - Class I               0.03
Per share - Class R               0.01

John Hancock Fundamental Value Fund
Series -  4
NAV per share - Class C          $9.64

Dividends from net investment income
Per share - Class C               0.02

John Hancock Strategic Growth Fund
Series -  5
NAV per share - Class C          $9.29